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Exhibit 21

S.Y. Bancorp, Inc. Subsidiary

Stock Yard Bank & Trust Company, a Kentucky Banking Corporation
1040 East Main Street
Louisville, KY 40206

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S.Y. Bancorp, Inc. Subsidiary